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Exhibit 99.3

        Following is the text of a press release disseminated by the registrant on November 20, 2002:

Ball Corporation 10 Longs Peak Drive, Broomfield, Colorado 80021-2510

For Immediate Release		http://www.ball.com
Media Contact:	Scott McCarty	303.460.2103, smccarty@ball.com
Investor Contact:	Ann Scott	303.460.3537, ascott@ball.com

Noteholders with questions regarding the consent solicitation should contact Lehman Brothers Inc. at 800.438.3242 or 212.528.7581. Copies of the consent solicitation statement and related documents can be obtained from Georgeson Shareholder Communications at 866.423.4873 or 212.440.9800.

Ball Corporation Announces Noteholder Consent Solicitation

        BROOMFIELD, Colo., Nov. 20, 2002—Ball Corporation [NYSE: BLL] announced today that it will solicit consents from the holders of its 7 3/4 percent senior notes due 2006 and 8 1/4 percent senior subordinated notes due 2008 to amend certain provisions of the senior indenture and the senior subordinated indenture that govern the notes.

        Ball and Schmalbach–Lubeca Holding GmbH announced on Aug. 29 that the companies had signed a definitive agreement for Ball to acquire Schmalbach–Lubeca AG. The acquisition is expected to be financed with proceeds from new Ball credit facilities and other borrowings. Amending the existing indentures will permit Ball to own and operate Schmalbach and other foreign operations in a more tax efficient manner. Completion of the Schmalbach acquisition is conditioned upon, among other things, Ball's obtaining the necessary financing for the acquisition, but does not require receipt of the consents needed to amend the indentures. The transaction is expected to close in December 2002.

        The consent solicitation commenced today and will expire at 5 p.m. Eastern Standard Time on Dec. 3, 2002, unless extended. Only record holders of notes as of the close of business on Nov. 19, 2002, will be eligible to consent to the proposed amendments. The consent solicitation is conditioned on the receipt of consents from record holders representing, in each case, at least a majority in aggregate principal amount and other customary conditions. Holders of the notes who properly consent to the proposed amendments before the consent solicitation expires will receive a cash payment of $2.50 for each $1000 in principal amount of notes for which they give consents if the amendments to the indentures are approved by Ball noteholders and the Schmalbach acquisition is completed.

        Ball Corporation is one of the world's leading suppliers of metal and plastic packaging to the beverage and food industries. The Company also owns Ball Aerospace & Technologies Corp. Ball reported 2001 sales of $3.7 billion, of which approximately $3.3 billion came from its packaging segment and $400 million from its aerospace and technologies segment.

Forward-Looking Statements

        The information in this news release contains "forward-looking" statements. Actual results or outcomes may differ materially from those expressed or implied. As time passes, the relevance and accuracy of forward-looking statements contained in this release may change. The Company currently does not intend to update any particular forward-looking statement except, as it deems necessary at quarterly or annual release of earnings. Please refer to the Form 10-Q filed by Ball Corporation on November 14, 2002, for a summary of key risk factors that could affect actual results or outcomes. Factors that might affect the packaging segment or business of the company are: fluctuation in consumer and customer demand; competitive packaging material availability, pricing and substitution; the weather; fruit, vegetable and fishing yields; company and industry productive capacity and competitive activity; lack of productivity improvement or production cost reductions; regulatory action or laws, the proposed German mandatory deposit or other restrictive packaging legislation such as recycling laws; availability and cost of raw materials, energy and transportation; the ability or inability to pass on to customers changes in these costs, particularly resin, steel and aluminum; pricing and ability or inability to sell scrap; and international business risks (including foreign exchange rates) particularly in the United States, Europe and in developing countries such as China and Brazil. Factors that may affect the aerospace segment or business are: funding, authorization, and availability of government contracts; and technical uncertainty associated with Aerospace segment contracts. Factors that could affect the company as a whole include those listed plus: successful and unsuccessful acquisitions, joint ventures or divestitures and the integration activities associated therewith including the integration and operation of the business of Schmalbach–Lubeca AG; the inability to purchase the company's common stock; regulatory action or laws including those related to corporate governance and financial reporting, regulations and standards, business consolidation investment costs and the net realizable value of assets associated with the company's activities; goodwill impairment; changes in generally accepted accounting principles or their interpretation; litigation; antitrust, intellectual property, consumer and other issues; strikes; boycotts; interest rates and level of company debt; terrorist activities, war or catastrophic events; and U.S. and foreign economic conditions.

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  Exhibit 99.3